                                                                    EXHIBIT 12.1

                             SNYDER OIL CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

                                                                                                  THREE
                                                      YEAR ENDED DECEMBER 31,                  MONTHS ENDED
                                        ----------------------------------------------------    MARCH 31,
                                         1992       1993       1994        1995       1996         1997
                                        -------    -------    -------    --------    -------   ------------
                                                       (DOLLARS IN THOUSANDS)

Income (loss) before taxes, minority
  interest and extraordinary item...    $15,027    $22,538    $13,510    $(40,604)   $74,701     $31,600
Interest expense....................      4,997      5,315     10,337      21,679     23,587       6,787
                                        -------    -------    -------    --------    -------     -------
Earnings before taxes, minority
  interest, extraordinary item and
  interest expense..................    $20,024    $27,853    $23,847    $(18,925)   $98,288     $38,387
                                        =======    =======    =======    ========    =======     =======
Interest expense....................    $ 4,997    $ 5,315    $10,337    $ 21,679    $23,587     $ 6,787
Preferred stock dividends of
  majority owned subsidiary.........         --         --         --          --      1,520         502
                                        -------    -------    -------    --------    -------     -------
          Total fixed charges.......    $ 4,997    $ 5,315    $10,337    $ 21,679    $25,107     $ 7,289
                                        =======    =======    =======    ========    =======     =======
Ratio of earnings of fixed
  charges...........................       4.01       5.24       2.31         N/A(1)    3.91        5.27
                                        =======    =======    =======    ========    =======     =======

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(1) Earnings were inadequate to cover fixed charges by $40.6 million.